EXHIBIT 10.3

RESIDENTIAL LEASE

        This Residential Lease is made and entered into by and between [Tenant] ("Tenant") and B.R.E. Holdings LLC, a California limited liability company ("Owner") as of [date], with respect to the premises situated in the City of [_____________], California, described as [address] (the "Premises").

        Tenant and Owner agree to lease the Premises upon the following terms and conditions:

        1.    TERM: The term ("Term") will commence on [date] and continue until the earlier to occur of (i) [one year from date of lease], or (ii) the date of termination of employment of [employee] by E*TRADE Group, Inc., a Delaware corporation, or any of its subsidiaries ("E*TRADE"). The Term may be extended in accordance with paragraph 21 below.

        2.    RENT: Rent will be $[__________] per month ("Rent"), payable in advance, upon the first day of each calendar month to Owner or its authorized agent, at 10951 White Rock Road, Rancho Cordova, California 95670 (Attn: Ryan Stroub), or at such other places as may be designated by Owner from time to time.

        3.    UTILITIES: Tenant will be responsible for the payment of all utilities and services to the Premises.

        4.    USE: The Premises will be used exclusively as a residence.

        5.    ORDINANCES AND STATUTES: Tenant will comply with all statutes, ordinances, and requirements of all municipal, state and federal authorities now in force, or which may later be in force, regarding the use of the Premises.

        6.    ASSIGNMENT AND SUBLETTING: Tenant will not assign this Lease or sublet any portion of the Premises. This provision is intended to be an absolute prohibition on Tenant's transfer of this Lease or any interest therein. The option rights of Tenant, as provided in paragraphs 21 and 22 below, are personal to Tenant and may not be transferred to any other party.

        7.    MAINTENANCE, REPAIRS, OR ALTERATIONS: Tenant acknowledges that the Premises are in good order and repair, unless otherwise indicated. Tenant will, at his and her own expense, maintain the Premises in good repair and in a clean and sanitary manner including all equipment, appliances, smoke detectors, plumbing, heating and air conditioning, and will surrender the same, at termination, in as good condition as received, normal wear and tear excepted. Tenant will be responsible for damages caused by his or her negligence and that of his or her family, invitees, and guests. Tenant will not paint, paper or otherwise redecorate or make alterations to the Premises without the prior written consent of the Owner. Tenant will irrigate and maintain the grounds of the Premises, including lawns, trees and shrubbery. Tenant will not commit any waste or nuisance upon the Premises.

        8.    INVENTORY: The following furnishings and/or equipment are to be furnished by Owner: refrigerator, oven, microwave, dishwasher, trash compactor, and garage door openers. [any additional furnishings that will transfer with the property?] Tenant will keep such furnishings and equipment in good condition and repair, and will be responsible for any damage to them other than normal wear and tear.

        9.    DAMAGE TO PREMISES: If the Premises are damaged by fire or from any other cause which renders the Premises untenantable, either party will have the right to terminate this Lease as of the date on which the damage occurs. Written notice of termination will be given to the other party within fifteen days after occurrence of such damage. Should such damage or destruction occur as the result of the negligence of Tenant, or his or her invitees, then only the Owner will have the right to terminate. Should this right be exercised by either Owner or Tenant, then Rent for the current month will be prorated between the parties as of the date the damage occurred. If this Lease is not terminated, then Owner will promptly repair the Premises and there will be a proportionate reduction of Rent until the Premises are repaired and ready for Tenant's occupancy. Such proportionate reduction will be based on the extent which repairs interfere with Tenant's reasonable use of the Premises.

        10.   ENTRY AND INSPECTION: Owner will have the right to enter the Premises: (a) in case of emergency; (b) to make necessary or agreed repairs, decorations, alterations, improvements, supply necessary or agreed services, show the Premises to prospective or actual buyers, lenders, tenants, workers or contractors; and (c) when Tenant has abandoned or surrendered the Premises. Except under (a) and (c), entry may be made only during normal business hours, and with at least twenty-four (24) hours' prior notice to Tenant.

        11.   INDEMNIFICATION: Owner will not be liable for any damage or injury to Tenant, or any other person, or to any property, occurring on the Premises, unless such damage is the legal result of the negligence or willful misconduct of Owner, its agents, or employees. Tenant agrees to hold Owner harmless from any claims for damages, no matter how caused, except for injury or damages caused by negligence or willful misconduct of Owner, its agents or employees. It is understood that Owner's insurance does not cover Tenant's personal property or improvements.

        12.   PHYSICAL POSSESSION: If Owner is unable to deliver possession of the Premises at the commencement date of the Term, as set forth above, Owner will not be liable for any damage caused, nor will this Lease be void or voidable, but Tenant will not be liable for any Rent until possession is delivered.

        13.   DEFAULT: If Tenant fails to pay Rent when due, or perform any provision of this Lease, after not less than three (3) days written notice of such default is given in the manner required by law, the Owner, at its option, may terminate all rights of Tenant, unless Tenant, within said time, cures such default. If Tenant abandons or vacates the Premises while in default of this Lease, Owner may consider any property left on the Premises to be abandoned and may dispose of the same in any manner allowed by law. In the event that Owner reasonably believes that such abandoned property has no value, it may be discarded.

        14.   WAIVER: Failure of Owner to enforce any provision of this Lease will not be deemed a waiver. The acceptance of Rent by Owner will not waive its right to enforce any provision of this Lease.

        15.   NOTICES: Unless otherwise provided, any notice which either party may give or is required to give shall be in writing and shall be sent by United States mail, postage prepaid, certified, or by personal delivery, or by overnight courier, addressed to Tenant at the Premises or to Owner at the address shown below or at such other places as may be designated in notice to the other party given as provided herein. Notice will be deemed effective upon actual receipt, if personally delivered, one business day following deposit with Federal Express or other reputable overnight courier that provides a receipt, or on the third day following deposit in the United States mail in the manner described above. Owner's address for notices is: B.R.E. Holdings LLC, 4500 Bohannon Drive, Menlo Park, CA; Attention: Brigitte VanBaelen.

        16.   HOLDING OVER: Any holding over after expiration of this Lease, with the consent of Owner, will be a month-to-month tenancy at a monthly rent of 150% of the then applicable Rent, payable in advance and otherwise subject to the terms of this Lease, as applicable, until either party terminates the same by giving the other party thirty days' advance written notice.

        17.   TIME. Time is of the essence of this Lease.

        18.   ATTORNEY'S FEES: In any action or proceeding involving a dispute between Owner and Tenant arising out of this Lease, the prevailing party will be entitled to reasonable attorneys' fees and costs incurred.

        19.   FAIR HOUSING: Owner and Tenant understand that the state and federal housing laws prohibit discrimination in the sale, rental, appraisal, financing or advertising of housing on the basis of race, religion, color, sex, familial status, sexual preference, handicap, or national origin.

        20.   INSURANCE: Upon execution of this Lease, Tenant shall provide Owner with evidence of (i) property insurance against "All Risks" of physical loss covering the replacement costs of all of Tenant's personal property located upon the Premises, and (ii) general liability insurance, each with such terms, coverages and insurers as Owner may reasonably require. Owner shall be named as additional insured with respect to Tenant's general liability policy.

        21.   OPTION TO EXTEND LEASE: Tenant shall have the option, for so long as [employee] shall be employed by E*TRADE, to extend the term of this Lease (the "Extension Option") for successive terms of one year each (the "Option Terms") upon and subject to the terms and conditions of this paragraph 21. Each Extension Option shall be exercised, if at all, by notice (the "Option Exercise Notice") given to Owner not earlier than four months nor later than two months prior to the expiration date of the Term. If Tenant exercises an Extension Option, each of the terms, covenants and conditions of the Lease shall apply during such Option Term as though the expiration date of the Option Term was the date originally set forth herein as the expiration date, except that the Rent for such Option Term shall be the fair market rental for the Property as reasonably determined by Owner ("Fair Market Rental"). Notwithstanding the foregoing, if Tenant (i) fails to timely exercise any Extension Option, or (ii) cancels an Option Exercise Notice as provided below, the remaining Extension Options shall automatically be null and void. If Tenant is in default under any of the terms, covenants or conditions of this Lease either at the time Tenant exercises an Extension Option or at any time thereafter prior to the commencement date of the Option Term, Owner shall have, in addition to all of Owners' other rights and remedies provided in this Lease, the right to terminate the Extension Option upon notice to Tenant. Within ten business days after Owner's receipt of an Option Exercise Notice, Owner shall give notice to Tenant of its determination of Fair Market Rental for such option period ("Rental Notice"). Tenant may, by notice delivered to Owner within ten business days following receipt of a Rental Notice, cancel his or her Option Exercise Notice, in which case this Lease shall terminate at the end of the then current term. In no event shall any provision of this paragraph be construed to extend the term of the Lease beyond the date of termination of [employee]' employment by E*TRADE.

        22.   OPTION TO PURCHASE THE PREMISES:

        (a)    Grant of Option. Subject to the terms and conditions hereinafter set forth, Owner hereby grants to Tenant an exclusive option ("Option") to purchase the Premises.

        (b)   Term. The Option shall be effective for a term (the "Purchase Option Term") commencing on [date], and expiring upon the termination of this Lease.

        (c)    Exercise of Option. Provided Tenant is not then in default under any term or provision of the Lease, this Option may be exercised by Tenant's delivery to Owner of written notice (the "Option Notice ") of Tenant's exercise of the Option prior to the expiration of the Purchase Option Term. The Option Notice shall state without condition or qualification that the Option is exercised.

        (d)   Terms of Purchase and Sale. Upon Tenant's exercise of the Option, Owner shall sell to Tenant and Tenant shall purchase from Owner the Premises upon the terms and conditions set forth in the Standard Residential Purchase Agreement attached hereto as Exhibit A (the "Purchase Agreement"). The Purchase Price for the Premises shall be ________________ Dollars ($___________). The total amount of Rent paid by Purchaser as Tenant under the Lease shall be applied to the Purchase Price and credited as a deposit under paragraph 1A of the Purchase Agreement. There shall be no brokers or sales persons involved in the purchase and sale of the Premises as provided herein and all references to brokers or agents in the Purchase Agreement are deemed deleted. The word "acceptance" as used in the Purchase Agreement to describe the date Seller accepts the offer shall mean the date of delivery of the Option Notice.

        (e)    Memorandum of Option. Contemporaneously with the execution hereof, Owner and Tenant shall execute and acknowledge a Memorandum of Option substantially in the form of Exhibit B attached hereto, and promptly cause recordation of same in the Official Records of [county where property is located], California.

        23.   LEASE NOT TO AFFECT EMPLOYMENT: Tenant agrees and understands that nothing in this Lease shall confer any right with respect to [employee]' continuation of employment with E*TRADE, nor shall it interfere in any way with his right or the right of E*TRADE, to terminate his employment at any time, with or without cause, in accordance with his employment agreement with E*TRADE.

        24.   REPRESENTATION OF THE PARTIES: Owner has been represented by its independent attorneys in connection with this Lease. Tenant acknowledges that he and she have been advised by attorneys for Owner of their right to consult with his or her separate legal, tax and financial counsel about the terms of this Lease, and that Tenant has had an adequate opportunity to consult with such separate counsel before signing this Lease.

        25.   ENTIRE AGREEMENT: The foregoing constitutes the entire agreement between the parties and may be modified only in writing signed by all parties. This Lease and any modifications, including any photocopy or facsimile, may be signed in one or more counterparts, each of which will be deemed an original and all of which taken together will constitute one and the same instrument.

        Tenant hereby acknowledges receipt of a copy of this Lease.

Tenant: _________________________________________
           [employee]

Owner: B.R.E. Holdings LLC

By: ____________________________________________

EXHIBIT B
Memorandum of Agreement

Recording requested by and
When recorded Mail to:

APN: 070-230-130

MEMORANDUM OF AGREEMENT

        This Memorandum of Agreement is made and entered into as of [date], by and between [Tenant] as "Tenant" and B.R.E. Holdings LLC as "Owner."

        Tenant and Owner entered into a certain Residential Lease-Rental Agreement and Deposit Receipt dated [date] (the "Agreement") pursuant to which the Owner agreed to certain purchase option rights in favor of Tenant affecting Owner's interest in that certain real property commonly known as [address] and more particularly described in Exhibit A attached hereto.

        For further particulars as to the terms, covenants and conditions of said Agreement, all of the provisions thereof are hereby referred to by this reference made a part hereof.

        IN WITNESS WHEREOF, the undersigned have executed this document so that third parties might have notice of the rights, obligations and restrictions contained in the Agreement.

B.R.E. Holdings LLC

By:	____________________________	____________________________ Tenant

Signatures must be notarized.

EXHIBIT A

[Legal description of property]